Exhibit A-5

CG LETTERHEAD

                                     Date _______________________________

Bank Name
Address

Attention: __________________________________

           Bid Note Program Letter Agreement

Ladies and Gentlemen:

         The Columbia Gas System, Inc. ("COLUMBIA" or the "COMPANY") hereby offers ________________________________________ (the "BANK") the opportunity to participate in an uncommitted credit facility for general corporate purposes.

         1. Columbia may from time to time request advances ("ADVANCES") from the Bank, on the terms and conditions set forth below. This letter does not commit the Bank to lend but rather sets forth the procedures to be used in connection with Columbia's requests for Advances from the Bank from time to time on or prior to the termination hereof pursuant to paragraph 11 and, in the event that the Bank makes Advances to Columbia hereunder, the Company's obligations to the Bank with respect thereto. The Advances shall be evidenced by the unsecured "grid" promissory note executed by Columbia in substantially the form of Exhibit A hereto (the "NOTE").

         2. Each Advance shall be $1,000,000 and in integral multiples thereof and shall be made upon (i) Columbia's request to the Bank by telephone, telex or letter, given by any of the persons empowered to borrow by Columbia's Board of Directors and listed on Exhibit B hereto or otherwise designated by Columbia in writing ("DESIGNATED PERSONS"), that Columbia wishes to borrow money on a specified date, in a specified amount and for a specified term (which shall, in no event, be longer than 270 days); and (ii) our agreement with you, and your agreement with us, as to such date, amount and term, and as to the Quoted Rate (as defined in the Note) of interest per annum applicable to such Advance. The Bank agrees to transfer or wire funds only to accounts designated in writing by Designated Persons. Promptly after the date of each Advance, the Bank will send Columbia a written confirmation of such Advance and the amount and term thereof and the interest rate per annum applicable thereto.

         3. Columbia will furnish the Bank, as soon as available, the Company's quarterly financial statements and annual audited financial statements, and other public information that you may from time to time reasonably request. The Bank may furnish to purchasers and prospective purchasers of participations in or assignments of any Advance copies of the foregoing statements, filings and other information. However, to the extent that the





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bank requests proprietary and/or confidential information, Columbia may request the execution of an appropriate confidentiality agreement, if that information is provided, and in no event shall such information be provided to third parties.

         4. Columbia's request for an Advance shall constitute: (i) a representation and warranty by us that no payment default has occurred and is continuing under any agreement or instrument relating to any of Columbia's indebtedness or would result after giving effect to such Advance and to the application of the proceeds therefrom (ii) a representation and warranty by Columbia that no Event of Default (as defined in the Note) or event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both and (iii) a representation and warranty by it that no event has occurred and no circumstance exists as a result of which the information which we have provided to the Bank pursuant to paragraph 3 would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         5. Columbia shall repay, and shall pay interest on, each Advance in accordance with the terms hereof and of the Note. Columbia shall have no right to prepay any unpaid amount of any Advance.

         6. Columbia shall make each payment hereunder and under the Note on or before 3:00 P.M. (New York City time) on the day when due in lawful money of the United States of America to the Bank at its office at
______________________________________________________________________
_______________________________________________________________________, in
same day funds. Columbia hereby authorizes the Bank, if and to the extent that payment is not made when due hereunder, to charge from time to time against any or all of Columbia's accounts with the Bank any amount so due. All computations of interest shall be made by the Bank on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed.

         7. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, a Sunday or a public or bank holiday in New York City (any other day being a "BUSINESS DAY"), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         8. The Bank shall incur no liability to Columbia in acting upon any telephone, telex or letter request or other communication which the Bank believes in the absence of gross negligence to have been given by a Designated Person or in otherwise acting in good faith under this letter. Further, all documents required to be executed in conjunction with Advances under this letter may be signed by any Designated Person.

         9. This letter shall remain in effect until terminated by either Columbia or the Bank by giving prior written notice of termination hereof to the other party hereto, but no such





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termination shall affect Columbia's obligations with respect to the Advances outstanding at the time of such termination.

         10. All written communications hereunder shall be mailed, telexed or delivered to the address specified below for Columbia and for the Bank, or as to each party, to such other address as shall be designated by such party in a written notice to the other party.

If to Columbia,  Mr. Edward D. Harvey, Jr.
                 Assistant Treasurer
                 Columbia Gas System Service Corporation
                 Suite 300
                 Sunrise Valley Drive
                 Reston, Virginia 20191-3458
                 Phone: (703) 295-0494
                 Fax:   (703) 715-7916

If to the Bank,


         11. The Bank may assign to one or more banks or other entities all or any part of, or may grant participations to one or more banks or other entities in or to all or any part of, any Advance or Advances hereunder and under the Note. Columbia may not assign its rights hereunder or any interest herein without the Bank's prior written consent and any such assignment without the Bank's consent shall be null and void.

         12. Columbia agrees to pay on demand all reasonable costs and expenses, if any, incurred by the Bank in connection with the enforcement of this letter or the Note.

         13. Columbia hereby represents and warrants that (i) the execution, delivery and performance by us of this letter and the Note are within our corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) our charter or by-laws or (y) law or any contractual restriction binding on or affecting us or any entity that controls us; (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by Columbia of this letter or the Note; and (iii) each of this letter and the Note has been duly executed and delivered by Columbia, and is its legal, valid and binding obligation, enforceable against Columbia in accordance with its terms.

         14. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.





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         15.  Columbia and the Bank each hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this letter or the Note or any Advances hereunder.

         If the terms of this letter are satisfactory to the Bank, please indicate your agreement and acceptance thereof by signing a counterpart of this letter and returning it to us.

                          Very truly yours,

                          THE COLUMBIA GAS SYSTEM, INC.


                          By:   _________________________________
                          Name:
                          Title:


Agreed and Accepted

____________________________________________


By:   ______________________________________
      Name:
     Title:





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
                                   EXHIBIT A
                                       TO
                       BID NOTE PROGRAM LETTER AGREEMENT
                             DATED ________________
                   BETWEEN THE COLUMBIA GAS SYSTEM, INC. AND
                    ______________________________________


                                SHORT-TERM NOTE


                                                           Dated _______________

         FOR VALUE RECEIVED, the undersigned (the "BORROWER"), HEREBY PROMISES TO PAY to the order of __________________________ (the "BANK") the principal amount of each Advance (as defined below) made by the Bank to the Borrower, on the date mutually agreed to by the Bank and the Borrower at the time of such Advance as the maturity date thereof; together with interest (computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed) on the principal amount of each Advance outstanding from time to time from and including the date on which such Advance is made until the maturity date of such Advance, payable on the maturity date of such Advance at a rate quoted by the Bank and agreed to by the Borrower at the time of such Advance (the "QUOTED RATE"). If, in accordance with the Bid Note Program referred to below, the Borrower shall make a timely objection as to the Quoted Rate for any Advance, such Advance shall be payable on demand and shall bear interest at a fluctuating interest rate per annum in effect from time to time equal to 120% of the higher of:

         (a) the rate of interest announced publicly by the Bank in New York, New York, from time to time, as the Bank's base rate; or

         (b) 1/2 of one percent above the latest three-week moving average of secondary market morning offering rates (expressed as an annual rate) in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next scheduled Business Day) for the three-week period ending on the previous Friday by the Bank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Bank from three New York certificate of deposit dealers of recognized standing selected by the Bank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent (the higher of (a) or (b) being the "BASE RATE").

         Any overdue amount of principal, interest, fees or other amounts payable hereunder or under the Bid Note Program referred to below shall bear interest, payable on demand, at the Base Rate plus 2% per annum.





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         The Borrower shall have no right to prepay any unpaid amount of any
Advance. If any of the following events shall occur and be continuing (each, and "EVENT OF DEFAULT"):

         (a) the Borrower shall fail to pay any principal of, or any interest on, any Advance when the same becomes due and payable; or

         (b) any representation or warranty made by the Borrower (or any of its officers) pursuant to the Bid Note Agreement shall prove to have been incorrect in any material respect when made; or

         (c) the Borrower shall, without the prior written consent of the Bank, merge or consolidate with or into, or convey, transfer, lease or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to, any person or entity; or

         (d) the Borrower shall fail to pay any principal of or premium or interest on any indebtedness (excluding indebtedness evidenced by this Note) in a principal amount of $30,000,000 in aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument relating to such indebtedness; or any other event shall occur or condition shall exist under any agreement of instrument relating to any such indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

         (e) the Borrower shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property; and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection
         (e);





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         then, and in any such event, the Bank may declare this Note, all interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, this Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

         The Borrower shall make each payment of principal and interest hereunder prior to 3:00 P. M. (New York City time) on the day when due in lawful money of the United States of America to the Bank at its office at _____________________________________________________________________________
_______________________________________, in same day funds.  Whenever any payment to be made hereunder shall be otherwise due on a Saturday, a Sunday or a public or bank holiday in New York City (any other day being a "BUSINESS
DAY), such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

         The Borrower hereby authorizes the Bank to endorse on the grid attached hereto the date and amount of each Advance made by he Bank to the Borrower hereunder, the maturity date thereof, all payments made on account of principal thereof and the interest rate applicable thereto, provide that the failure to do so shall not affect the obligations of the Borrower to the Bank.

         The Borrower also agrees to pay on demand all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Bank in enforcing this Note.

         This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

         This Note is the Note referred to in, and is entitled to the benefits of, the Bid Note Program, dated _____________ (the "BID NOTE PROGRAM"), between the Borrower and the Bank, which Bid Note Program, among other things, sets forth procedures to be used in connection with the Borrower's periodic requests that the Bank make advances (the "ADVANCES) to it from time to time.

         Capitalized terms used herein but not defined in this Note shall have the meanings attributed to them in the agreement.

                                   THE COLUMBIA GAS SYSTEM, INC.



                                   By:__________________________
                                      Title:





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